Exhibit 99.2

United States Oil and Gas Corp Strengthens its Balance Sheet, Reduces Debt

AUSTIN, TX, April 29, 2011 -- United States Oil and Gas Corp (OTCQB: USOG), announced that it has achieved progress in reducing its debt and strengthening its balance sheet. The Company, which recently filed its Annual Report on Form 10-K for the year ended December 31, 2010 and its financial results for the fiscal year and quarter ended December 31, 2010, showed improvement in several key performance measures:

Performance Measure	Dec 31, 2010	Dec 31, 2009	Change
Ratio of current assets to current liabilities	0.65	0.42	55%
Ratio of total assets to total liabilities	0.91	0.88	3%
Working Capital (current assets minus current liabilities)	$ (1,334,000)	$ (3,316,000)	60%

The most significant factor in the improvement was the restructuring of $3.75 million in debt owed to Jeff Turnbull. This note was amended to come due on December 31, 2012 earning 2% interest in calendar year 2011 and 10% interest for calendar year 2012. In addition, the April 9, 2011 maturity date on a $750,000 note due to an accredited investor was extended to December 31, 2011.

CEO Alex Tawse commented, “Debt reduction remains one of our top priorities and we have made significant headway. While the conversion of debt to equity impacts our current liabilities, shares outstanding and earnings per share, it continues to be an effective method of meeting our obligations and improving the overall financial health of the Company. Our goal is to be debt free by the end of 2012.”

Importantly, the issuance of derivative based convertible securities does not affect cash. However, the potential loss on conversion does create a current liability. For the years ended December 31, 2010 and December 31, 2009, the derivative liability was $811,000 and $862,000, respectively.

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company headquartered in Austin, Texas. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. The company reported 2010 revenue of $24.7 million up from $9.4 million in 2009.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1226
investor.relations@usaoilandgas.com